Exhibit 10.1

EMPLOYMENT AGREEMENT

This AGREEMENT, dated April 25, 2006, is between ZymoGenetics, Inc., a Washington corporation (“Company”) and Vaughn B. Himes (“Executive”).

1. Employment. Company will employ Executive and Executive will accept employment as Senior Vice President, Technical Operations, of the Company. Executive accepts employment upon the terms and conditions contained in this Agreement and for the period (hereinafter called the “Term of Employment”) specified in Section 3 below.

2. Duties. Executive shall, during the Term of Employment, serve the Company under the direction of the President of the Company. Executive shall perform the duties of his position faithfully, diligently and competently and to the best of his ability, and shall devote his full business time to his employment. Executive shall perform such other duties as are assigned to him by the President or the Board of Directors of the Company. Executive may devote reasonable periods of time to (a) engaging in personal investment activities, (b) serving on the Board of Directors of other corporations with the consent of the Compensation Committee of the Board, if such service would not otherwise be prohibited by Section 7 hereof, and (c) engaging in charitable or community service activities, so long as none of the foregoing additional activities materially interfere with Executive’s duties under this Agreement.

3. Term of Employment; Termination.

Executive’s Term of Employment shall be two years from the date of this Agreement, unless extended or earlier terminated as provided below.

(a) Termination or Extension of Term of Employment By Company

The Company shall employ Executive, for a period commencing on the date hereof and terminating as follows:

(i) Two years from the date hereof, if at least thirty (30) days prior to such date either the Company or Executive has, at its election, notified the other in writing that this Agreement shall terminate on such date. If notice of termination is not given, this Agreement shall be deemed to extend from year to year. It can then be terminated by written notice at least thirty (30) days prior to the annual renewal date.

(ii) With or without “Cause” (as defined below), Company may terminate the employment of Executive at any time upon giving “Notice of Termination” (as defined below).

(b) By Executive

Executive may terminate his employment at any time, for any reason, upon giving Notice of Termination.

(c) Automatic Termination

This Agreement and Executive’s employment hereunder shall terminate automatically upon the death or total disability of Executive. The term “total disability” as used herein shall mean Executive’s inability to perform the duties set forth in paragraph 1 hereof for a period or periods aggregating ninety (90) calendar days in any 12-month period as a result of physical or mental illness, loss of legal capacity or any other cause beyond Executive’s control, unless Executive is granted a leave of absence by the Board of Directors of Company. Executive and Company hereby acknowledge that Executive’s ability to perform the duties specified in paragraph 2 hereof is of the essence of this Agreement. Termination hereunder shall be deemed to be effective (a) at the end of the calendar month in which Executive’s death occurs or (b) immediately upon a determination by the Board of Directors of Company of Executive’s total disability, as defined herein.

(d) Notice

The term “Notice of Termination” shall mean at least thirty (30) days’ written notice of termination, by either party, of Executive’s employment, during which period Executive’s employment and performance of services will continue; provided, however, that Company may, upon notice to Executive and without reducing Executive’s compensation during such period, excuse Executive from any or all of his duties during such period. Such a reduction in duties shall not constitute “good reason” for voluntary termination so as to trigger termination payments in accordance with subparagraph 4.2. The effective date of the termination (the “Termination Date”) of Executive’s employment hereunder shall be the date on which such 30-day period expires.

4. Termination Payments

In the event of termination of the employment of Executive, all compensation and benefits set forth in this Agreement shall terminate except as specifically provided in this paragraph 4:

4.1 Termination by Company

(a) Upon termination by Company, Company shall pay Executive any unpaid annual base salary which has accrued for services already performed as of the Termination Date.

(b) If Company terminates Executive’s employment without Cause, as defined below, Executive shall be entitled to receive termination payments equal to twelve (12) months annual base salary. The termination payments shall be calculated according to Executive’s base salary as of the date of Notice of Termination and the termination payments will be paid semi-monthly in equal parts in accordance with the same time schedule that Company or a “Successor Company” (as defined in the Stock Option Agreement and incorporated by reference herein) makes its customary payroll. Company or a Successor Company may deduct customary withholdings including social security, federal and state income taxes, and state disability insurance from these severance payments; however, any and all such obligations shall be Executive’s responsibility. Company will issue and file appropriate Form 1099 or similar tax documents in connection with any termination payments. The termination payments described in this paragraph are expressly contingent upon Executive’s full compliance with the terms of his Employee Inventions and Proprietary Information Agreement with Company (the “Inventions Agreement”), a copy of which is attached hereto. In the event Executive were to materially breach this Inventions Agreement, his right to any termination payments under this paragraph shall be extinguished, Company (and any Successor Company) shall cease payments, and Executive shall immediately return to Company or to any Successor Company any severance payments already made. If Executive is terminated by either Company or any Successor Company for Cause, Executive shall not be entitled to receive any of the foregoing benefits, other than those set forth in clause (a) above.

4.2 Termination by Executive

In the case of the termination of Executive’s employment by Executive for “good reason,” as defined below, Executive shall be entitled to the termination payments as set forth in clauses 4.1(a) and (b). In the case of termination of Executive’s employment by Executive for any other reason, Executive shall not be entitled to any termination payments or accelerated vesting benefit, other than as set forth in clause 4.1(a), above.

4.3 Termination as a Result of Death or Total Disability

In the event of termination of Executive’s employment pursuant to subparagraph 3(c), Executive or his estate shall be paid the compensation set forth in clause 4.1(a) and shall not be entitled to any of the benefits under clauses 4.1(b).

4.4 “Good Reason”

“Good reason” shall mean the occurrence of any of the following events, without the consent of the Executive:

a)	a demotion or other material reduction in the nature or status of Executive’s responsibilities; provided, however, that a change in the person or office to which Executive reports, without a corresponding reduction in duties, status and responsibilities, shall not constitute “good reason;”

b)	a non-voluntary reduction in the Executive’s annual base salary;

c)	requirement by a Successor Company that the Executive relocate his principal place of employment to a location that is more than 50 miles from the principal place of employment where Executive was employed; or

d)	the failure of Company to obtain a satisfactory agreement from any Successor Company to assume and perform the obligations under this Agreement within thirty (30) calendar days after the consummation of a merger, consolidation, sale or similar transaction;

e)	following a Change in Control (as defined in subsection 4.6 hereof), the Executive ceases to hold the position of Senior Vice President, Technical Operations of the parent or combined entity resulting from such Change in Control; or

f)	even if there is no Change in Control, but the Company enters into a merger, partnership or similar transaction, which results in a person other than the Executive becoming Senior Vice President, Technical Operations of the new combined entity.

4.5 Cause

Wherever reference is made in this Agreement to termination being with or without Cause, “Cause” shall include, without limitation, the occurrence of one or more of the following events:

a)	willful misconduct, insubordination, or dishonesty in the performance of Executive’s duties or other knowing and material violation of Company’s or a Successor Company’s policies and procedures in effect from time to time which results in a material adverse effect on Company or a Successor Company;

b)	willful actions (or intentional failures to act) in bad faith by Executive with respect to Company or a Successor Company that materially impair Company’s or a Successor Company’s business, goodwill or reputation;

c)	conviction of Executive of a felony involving an act of dishonesty, moral turpitude, deceit or fraud, or the commission of acts that could reasonably be expected to result in such a conviction; or

d)	any material violation by Executive of Executive’s Inventions Agreement with Company.

4.6 Change in Control

As used herein, a “Change in Control” shall mean:

a)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”), other than any one or more Series B Investor (as defined in the ZymoGenetics Series B Preferred Stock Purchase Agreement October 20, 2000), either directly or indirectly through one or more affiliated entities (collectively “Series B Purchasers”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (x) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection 4.6(a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or (B) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B), and (C) of subsection 4.6(b); or

b)

Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (excluding (1) any one or more Series B Purchasers, (2) any corporation resulting from such Business Combination, or (3) any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such

Business Combination were members of the incumbent board of the Company at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

c)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

5. Compensation and Fringe Benefits.

(a) The Company shall, during the Term of Employment, pay to the Executive as compensation for the performance of his duties and obligations a salary of $270,000 per annum. This compensation is subject to annual review and adjustment, as appropriate in the judgment of the Company. The compensation payable pursuant to this Section 5(a) shall be payable in equal semi-monthly installments on the last day of each such pay period.

(b) The Executive shall be enrolled and participate in any retirement, group insurance and other fringe benefit plans and arrangements which are applicable to the similarly situated personnel of the Company and in effect from time to time, if the Executive is eligible therefor, in each case in accordance with and subject to the provisions thereof.

(c) Stock Options

(i) Executive has been granted a ten-year stock option under the Company’s 2001 Stock Incentive Plan which allows Executive to purchase 100,000 shares of the Company’s common stock.

(ii) Executive shall be eligible to receive future grants of stock options pursuant to the Company’s stock-based bonus program;

(iii) Executive shall be eligible to receive future periodic (i.e., non bonus-related) grants under the Company’s stock incentive programs; and

(iv) If Executive’s employment is terminated on or after a Change in Control (as defined in subsection 4.6 above), Executive’s stock options, restricted stock and performance shares shall fully vest on the date of termination.

(d) Executive will also receive the following executive perquisites for the duration of this contract:

(i) Company-paid term life insurance policy in the amount of $200,000; and

(ii) Company-paid use of either a laptop computer or personal computer, to be upgraded biennially at the time this contract is renewed; and

(iii) Company-paid annual executive health physical, to be administered by a physician selected by the Company; and

(iv) Company-paid expenses for a residential phone and cellular phone.

6. Expenses. All travel and other reasonable expenses incident to the rendering of service by the Executive hereunder will be paid by the Company. If such expenses are paid in the first instance by the Executive, the Company will reimburse him upon presentation of proper expense accounts. Reimbursement requests, along with supporting documentation, should be submitted within sixty (60) days of incurring the expense.

7. Non-competition.

(a) Upon termination of Executive’s employment with the Company for any reason, and for a period of twelve (12) consecutive months after leaving his employment with the Company, Executive will not directly or indirectly work or otherwise engage in research, manufacture, sale or distribution of any product, method or matter:

(i) For any business, whose commercial efforts are in competition with the products manufactured or marketed by the Company during Executive’s employment with the Company or under research or development by the Company during Executive’s employment with the Company (and on which the Company has expended at least $500,000); or

(ii) For any research institution whose research efforts pertain to the same products manufactured or marketed by the Company during Executive’s employment with the Company or under research or development by the Company during Executive’s employment with the Company (and on which the Company has expended at least $500,000), unless the Executive is not involved in any manner in the design, conduct or supervision of such research efforts, or unless such research is being conducted solely for scientific and not for commercial purposes. The executive shall be deemed to be connected with a business if such business is carried on by partnership in which he is a general or limited partner, consultant or employee, or a corporation or association of which he is a shareholder, officer, director, employee, member, consultant or agent; provided, that nothing herein shall prevent the purchase or ownership by the Executive of shares of less than 1% of the outstanding shares in a publicly or privately held corporation.

Said twelve (12) months’ period shall commence on the day on which the Executive actually leaves his employment with the Company, even if this date is prior to the expiration of any given notice of termination.

(b) The Company’s Board of Directors may, at its own discretion, by express or written consent, release the Executive from the restriction in paragraph 6(a).

(c) For a period of one (1) year after the employment of the Executive is terminated for any reason, Executive will not directly or indirectly, either for Executive’s account or as representative or agent for any other person, firm, corporation or entity, solicit the services of, or entice away, any Executive of the Company, or the Executive of any company affiliated with the Company.

(d) In the event that Executive during said period described in paragraph 6(a) violates any of the Executive’s obligations towards the Company, including but not limited to the Executive accepting a position with a competing enterprise or Executive violating terms of paragraph 6(c), payment of Severance or Salary Continuation shall cease automatically without notice, regardless of whether the Company takes legal action or otherwise tries to enforce its rights. The Company reserves all rights it may have under contract or law to relief or damages in addition to termination of the above-described payments.

8. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Executive and their respective heirs, legal or personal representatives, successors and assigns.

9. Rights of Assignment or Delegation. This Agreement is personal to the Executive and shall not be assignable. Company may assign its rights hereunder to (a) any corporation resulting from any merger, consolidation, or other reorganization to which Company is a party or (b) any corporation, partnership, association, or other person to which Company may transfer all or substantially all of the assets in business of Company existing at such time. All the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit and be enforceable by the parties hereto and their respective successors and permitted assigns.

10. Waiver. No delay or failure by any party in exercising, protecting or enforcing any of its rights, titles, interests, or remedies hereunder and no course of dealing or performance with respect thereto, shall constitute a waiver. The express waiver by a party of any right, title, interest, or remedy in a particular instance or circumstance shall not constitute a waiver in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive or any rights or remedies.

11. Arbitration. Any controversies or claims arising out of or relating to this Agreement shall be finally and fully settled by arbitration of the City of Seattle, Washington in accordance with the Employment Arbitration Rules of the American Arbitration Association then in effect (the “AAA Rules”), conducted by one arbitrator, mutually agreed upon by Company and Executive or chosen in accordance with the AAA Rules, except the parties thereto shall have any right to discovery would be permitted by the Federal Rules of Civil Procedure for a period of 90 days following the commencement of such arbitration and the arbitrator shall resolve any dispute which arises in connection with such discovery. The prevailing parties shall be entitled to costs, expenses, reasonable attorneys’ fees, and judgment upon the award rendered by the arbitrator. The award may be entered in any court having jurisdiction.

12. Amendments in Writing. No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure by either party, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated, or discharged and assigned by Company and Executive. Each such amendment, modification, waiver, termination, or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted, or explained by any oral agreement, course of dealing or performance or any other matter not set forth in agreement in writing and signed by Company and Executive.

13. Notices. Any notice required or desired to be given hereunder shall be in writing and shall be deemed sufficiently given when delivered or when mailed by first class certified or registered mail, postage prepaid, to the party for whom intended at the following address:

To the Company:

Dr. Bruce L. A. Carter

President and CEO

ZymoGenetics, Inc.

1201 Eastlake Avenue East

Seattle, WA 98102

To the Executive:

Vaughn B. Himes

Senior Vice President, Technical Operations

650 Mt. Olympus Drive SW

Issaquah, WA 98027

or to such other address, as to either party, as such party shall from time to time designate by like notice to the other.

14. Entire Agreement. This Agreement will, upon the commencement of the Term of Employment, supersede all prior agreements between the Executive and the Company, except the Employee Inventions and Proprietary Information Agreement dated October 15, 2005, and any such prior agreements and the terms and conditions thereof shall hereafter be null, void and of no effect.

15. Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the internal laws of the State of Washington.

16. Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, for any reason, including without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law (a) all other provisions hereof shall remain in full force and effect and such jurisdiction shall be liberally construed in order to carry out the intent of the parties as nearly as may be possible, (b) such invalidity, illegality, or unenforcability shall not effect the validity, legality or enforceability of any other provision, and (c) any court or arbitrator having jurisdiction there over shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

17. Multiple Copies. This Agreement may be executed in two or more counterparts of like tenor and effect, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

ZYMOGENETICS, INC.

By:	/s/ Bruce L.A. Carter
Dr. Bruce L. A. Carter, President, CEO and Chairman

EXECUTIVE:

/s/ Vaughn B. Himes
Vaughn B. Himes